Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the 13th day of March 2015 (the “Agreement Date”) and is effective as of 15th day of January, 2015 (the “Effective Date”).

BY AND BETWEEN:

EFLO ENERGY INC., a corporation formed pursuant to the laws of the State of Nevada (“EFLO”)
- and -

NORTHERN OCEAN STAR, LLC, a Texas limited liability company (the “Contractor”)
- and -

AL CONRAD KERR JR., an individual (“Kerr”)

WHEREAS EFLO carries on the business of oil and gas exploration in the United States and Canada;

AND WHEREAS EFLO wishes to engage Contractor to provide services of Kerr to act as Chief Executive Officer and President of EFLO in accordance with this Consulting Services Agreement,

IN CONSIDERATION of the mutual promises contained herein, EFLO, the Contractor and Kerr (collectively, the “Parties” and individually, a “Party”) agree as follows:

1.	ENGAGEMENT

EFLO hereby engages the Contractor, and the Contractor agrees to provide the services, and Kerr hereby agrees to provide his services to the Company in order to enable the Contractor to provide the services in accordance with the terms and conditions of this Agreement.

2.	TERM

Except as otherwise provided herein, this Agreement will take effect on the Effective Date and continue in force until terminated from the Effective Date (the “Term”).

3.	INDEPENDENT CONTRACTOR

The Contractor represents that it is in business for itself, and that the Contractor is an independent contractor for the purposes of income and other taxation. Nothing contained in this Agreement may be deemed to create any relationship (employer/employee, joint venture, association, or partnership) between the Parties other than as set forth herein.

4.	CONTRACTOR’S SERVICES

The Contractor and Kerr will provide consulting services to EFLO as follows:

4.1
Kerr will serve as Chief Executive Officer, and President, of EFLO and shall perform the regular duties of such an executive position, and shall perform such other services or undertake such other roles as may be directed from time to time by the Board of Directors of EFLO (the “Board”). Although the Board may instruct Kerr as to the objectives or results required, Kerr shall have control over the manner in which such objectives or results are achieved. Kerr covenants to perform such duties to the best of its abilities and to use best efforts to promote the interests of EFLO.

4.2	Kerr will devote his full time, attention and abilities to the business and affairs of EFLO.

4.3	Services will be conducted from a mutually agreeable location with such office facilities, including equipment, supplies, and office support as is required to perform the Services.

5.	CONTRACTOR’S COMPENSATION

5.1	EFLO will pay the Contractor cash fees (the “Fees”) of:

a.	$975.00 per day, at 21 days per month minimum,
b.	a discretionary bonus based on performance may be awarded at any time, and will at least be considered annually by the board,

The Fees include four (4) weeks annual leave. The Contractor is responsible for deducting applicable federal and state income taxes and employment insurance premiums and remitting the same to the applicable taxing authority as prescribed by law.

5.2
EFLO will reimburse Contractor for reasonable expenses actually and properly incurred by the Contractor in connection with the Contractor’s duties. For all expenses, the Contractor shall furnish to EFLO supporting statements and vouchers.

5.3	Fees earned, and approved expenses incurred, by the Contractor shall be invoiced monthly, and paid by EFLO within 15 days of receipt of Contractor’s Invoice.

5.4	EFLO will supply a mutually agreeable D&O liability insurance policy covering Kerr in his duties as a senior executive with EFLO.

6.	TERMINATION AND DEFAULT

6.1
Either Party may, without cause or reason, terminate this Agreement prior to the expiration of the Term at any time upon providing to the other Party notice of 30 days. Any compensation due contractor per section 5 above will still be paid per the agreed terms, if notice is given under this clause.

6.2	EFLO may terminate this Agreement immediately, without notice, upon the Contractor’s breach of this Agreement.

7.	NON-COMPETITION

Without prior written consent of EFLO, the Contractor and Kerr shall not, during the term of this Agreement and thereafter for a period of one (1) year following the termination of this Agreement, directly engage in any business (excluding ownership of securities of publicly held corporations) which is directly competitive (strictly on a geographic basis) with that of EFLO, or take any other action inconsistent with the fiduciary relationship of a president to his corporation. Subject to such limitations, the Contractor and Kerr may make investments for its own account in any business enterprise whatsoever, provided such activity does not conflict with its obligation to render services to EFLO hereunder.

8.	PERSONAL COVENANTS AND POST-TERMINATION OBLIGATIONS

8.1
The Contractor and Kerr have carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth in this are fair and reasonable and are reasonably required for the protection of the interests of EFLO. Kerr recognize and agree that as a contractor acting as an executive of EFLO, Kerr has and will become knowledgeable, aware and possessed of confidential and proprietary information, and that Kerr owes a duty of fidelity that includes, without limitation, a duty to ensure that confidential and proprietary information is and remains at all times confidential. This duty of fidelity survives the cessation of services and the termination of this Agreement. Kerr’s fiduciary duties owed to EFLO are not limited by the terms of this Agreement.

8.2
The Contractor and Kerr will have access to EFLO’s confidential and proprietary information, including, without limitation, information and data of or relating to financial matters, personnel matters, exploration and exploitation plans and activities, and transactional plans and activities.  The Contractor and Kerr agree to accept and retain such information and data in confidence and, at all times during or after the cessation of services, not to disclose or reveal such information and data to others and to refrain from using such information and data for purposes other than those authorized by the Board of Directors.  It is understood and agreed that this covenant applies only to information and knowledge which is proprietary and confidential and continues only for so long as the information and knowledge remains proprietary and confidential.

8.3
On the Termination Date or at any earlier time if requested by EFLO, the Contractor and Kerr will promptly turn over to EFLO all written or descriptive matter containing confidential or proprietary information or data.

8.4
The Contractor and Kerr agree that as a result of Kerr’s position with EFLO, that the Contractor and Kerr have confidential information with respect to other employees and consultants of EFLO.  The Contractor agrees that for a period of six (6) months after the Termination Date, regardless of the reason for cessation of services, that the Contractor and Kerr shall not, directly or indirectly solicit, induce, encourage or facilitate employees or consultants of EFLO to leave the employment of, or consulting relationship with EFLO.

9.	NOTICE

9.1	Any written notice required or permitted under this Agreement will be given to the other Party at the following address:

Notice to EFLO:
111Somerset Road
TripleOne Somerset #06-06
Singapore, 238164

Telephone: +65 6697 5225
Fax: +65 6884 3463
Attention: Henry Aldorf, Chairman of the Board

Notice to the Contractor and Kerr:
4615 Willow Pond Ct.
Sugar Land TX, 77479
USA

Telephone: 832 612 9064
Fax: N/A
Email: conrad.kerr@efloeneergy.com
Attention: Al Conrad Kerr Jr.

9.2
Changes in the above addresses must be given by either Party to the other in writing.  Written notice shall be deemed to have been properly given or made when received by the Party to which such notice is given.

10.	MISCELLANEOUS

10.1	This Agreement will be governed by the laws of the State of Texas and the federal laws of United States applicable therein

10.2
This Agreement supersedes all prior agreements, oral or written, between the Parties relating to the subject matter of the Agreement, and is intended as a complete and exclusive statement of the agreement between the Parties. No changes or modifications of this Agreement shall be valid unless the same is in writing and signed by the parties. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will continue in full force without being impaired or invalidated in any way

10.3	This Agreement is not assignable by either Party.

10.4
The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provision thereof, and this Agreement will be construed as though such invalid or unenforceable provision were omitted.

10.5	This Agreement will be binding upon the Parties and their respective successors and will be for the benefit of each Party and its successors.

10.6
This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by facsimile or electronic mail transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Parties.

IN WITNESS WHEREOF the parties hereto have executed this Agreement with effect from the date first written above.

EFLO ENERGY INC.

Per:	/s/ Henry Aldorf
Henry Aldorf, Chairman of the Board

NORTHERN OCEAN STAR, LLC

Per:	/s/ Al Conrad Kerr Jr.
Al Conrad Kerr Jr., Managing Director

/s/ Al Conrad Kerr Jr.
AL CONRAD KERR JR.